                                                                  Exhibit (a)(3)

                          Offer to Purchase for Cash
            All Outstanding Units of Limited Partnership Interest in
                  COURTYARD BY MARRIOTT II LIMITED PARTNERSHIP
                                      for
     $147,959 Per Unit (or a Net Amount per Unit of approximately $119,000 after Payment of Court-Awarded Attorneys' Fees)
                                       by
                              CBM II HOLDINGS LLC,
                     a wholly owned indirect subsidiary of
                             CBM JOINT VENTURE LLC,
                            a joint venture between
           MI CBM INVESTOR LLC (a wholly owned indirect subsidiary of
       MARRIOTT INTERNATIONAL, INC.) and ROCKLEDGE HOTEL PROPERTIES, INC.
                      (through wholly owned subsidiaries)
                                      and
Solicitation of Consents to a Merger and Amendments to the Partnership Agreement

--------------------------------------------------------------------------------
THE PURCHASE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON ___________, 2000, UNLESS THE PURCHASE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                                               ___________, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been appointed by CBM II Holdings LLC, a Delaware limited liability company (the "Purchaser") and a wholly owned indirect subsidiary of CBM Joint Venture LLC (the "Joint Venture"), a Delaware limited liability company that is a joint venture between MI CBM Investor LLC, a wholly owned indirect subsidiary of Marriott International, Inc., and Rockledge Hotel Properties, Inc., to act as Information Agent in connection with the Purchaser's offer to purchase (the "Purchase Offer") all outstanding units of limited partnership interest (the "Units") of Courtyard by Marriott II Limited Partnership, a Delaware limited partnership (the "Partnership"), upon the terms and conditions set forth in the Purchase Offer and Consent Solicitation (the "Purchase Offer and Consent Solicitation") and the related proof of claim, assignment and release (the "Proof of Claim") and consent form (the "Consent Form") enclosed herewith. The Purchase Offer is being made pursuant to the terms of a settlement agreement (the "Settlement Agreement") relating to the settlement (the "Settlement") of class action litigation involving the Partnership (the "Milkes Litigation").
The Settlement also relates to lawsuits filed with respect to six other limited partnership (such suits, together with the Milkes litigation, the "Litigation"). The Purchaser is offering to pay $147,959 per Unit (or a pro rata portion thereof) in cash to purchase each Unit, settle the Milkes Litigation and release all claims in the Milkes Litigation. If the court approves legal fees and expenses of approximately $29,000 per Unit to counsel to the class action plaintiffs in the Milkes Litigation, the net amount that each holder that is a class member will receive is approximately $119,000 per Unit (or a pro rata portion thereof), reduced by any amount owed by the holder on the original purchase price of such Unit.

     Enclosed herewith for your information and for forwarding to your clients are copies of the following documents:

     1.  The Purchase Offer and Consent Solicitation, dated ___________, 2000.

     2. The Proof of Claim to tender Units for your use and for the information of your clients. Facsimile copies of the Proof of Claim may be used to tender Units. The Proof of Claim includes a Certificate of Non-Foreign Status that should be returned to you by your client to prevent federal income tax withholding on amounts payable to them, even if your client chooses not to return the rest of the Proof of Claim.

     3. A Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Partnership.

     4. A printed form of letter which may be sent to your clients for whose accounts you hold Units registered in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Purchase Offer.

     5. A Consent Form to be completed, dated and signed by your clients and returned to GEMISYS, Inc., the Claims Administrator.

     6.  A return envelope addressed to the Claims Administrator.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Units registered in your name or in the name of your nominee.

     The Purchase Offer is conditioned upon, among other things, (1) the order of the court approving the terms of the Settlement and the dismissal of the Litigation having become final (other than by reason of an appeal relating solely to counsel fees and expenses), (2) not more than 10% of the Units (other than Units held by the persons named as insiders in the Settlement Agreement) being held by holders who have elected to "opt-out" of the Settlement, (3) not more than 10% of the units of limited partnership interests in each of the other six limited partnerships involved in the Settlement (other than units held by persons named as insiders in the Settlement Agreement) being held by holders who have elected to "opt-out" of the Settlement, (4) holders of a majority of the outstanding Units (other than the general partner of the Partnership or its affiliates) having submitted valid written consents to the merger of a subsidiary of the Joint Venture into the Partnership and to certain amendments to the Partnership's partnership agreement, which would, among other things, facilitate the consummation of the Purchase Offer and the merger, and (5) holders of a majority of the outstanding units of limited partnership interests in Courtyard by Marriott Limited Partnership (other than its general partner and affiliates of its general partner) having submitted valid written consents to its merger and the proposed amendments to its partnership agreement. See the Purchase Offer and Consent Solicitation under the heading "The Settlement-- Conditions of the Purchase Offer and the Merger."

     In all cases, payment for Units accepted for payment pursuant to the Purchase Offer will be made only after timely receipt by the Claims Administrator of the Proof of Claim (or facsimile thereof) properly completed and duly executed, and any other documents required by the Proof of Claim.

     The Purchaser will not pay any fees or commissions to brokers, dealers or other persons (other than to the Information Agent as described in the Purchase Offer and Consent Solicitation) for soliciting tenders of Units pursuant to the Purchase Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Units to it, except as otherwise provided in Instruction 5 of the Proof of Claim.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE PURCHASE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON _____________, 2000, UNLESS THE PURCHASE OFFER IS EXTENDED. ACCORDINGLY, PLEASE FURNISH COPIES OF THE ENCLOSED MATERIALS TO THOSE OF YOUR CLIENTS FOR WHOM YOU HOLD UNITS REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE AS QUICKLY AS POSSIBLE.

     Questions and requests for assistance with respect to completing the enclosed materials may be directed to GEMISYS, Inc., Information Agent, 7103 South Revere Parkway, Englewood, Colorado 80112-9523, telephone number (800) 955-0245, facsimile (303) 705-6171. Additional copies of the Purchase Offer and Consent Solicitation, the Proof of Claim and the Consent Form and other Purchase Offer and Consent Solicitation materials may also be obtained from the Information Agent as set forth above. You may call David Berg or Jim Moriarity, counsel to the class action plaintiffs, if you have questions regarding the terms of the Settlement. Mr. Berg's telephone number is (713) 529-5622 and Mr. Moriarity's telephone number is (713) 528-0700.

                                        Very truly yours,

                                        GEMISYS, Inc.


                                        By: ___________________________
                                        Name:
                                        Title:


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE PARTNERSHIP, THE PARTNERSHIP'S GENERAL PARTNER, THEIR AFFILIATES, THE CLAIMS ADMINISTRATOR OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE PURCHASE OFFER OR THE CONSENT SOLICITATION OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.